Exhibit 99

Accenture Announces Appointment of Gilles C. Pélisson to its Board of Directors

— Experienced business leader becomes Accenture’s 11th independent external director —

NEW YORK; May 1, 2012 — Accenture today announced that Gilles C. Pélisson has been appointed to the company’s Board of Directors, effective April 27. Mr. Pélisson, 54, is an experienced business leader who most recently served as Chairman and CEO of Accor SA, the Paris-based global hotel group.

Mr. Pélisson joins the board as a Class III director, subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Audit Committee.

“We are very excited to have Gilles join our board of directors,” said William D. Green, Accenture’s Executive Chairman. “He is a highly accomplished executive with significant international experience as both a CEO and director of large, global companies. I know I speak for all of our board members when I say that we look forward to the valuable perspective Gilles will provide related to Accenture’s strategy, operations and management as we remain focused on providing exceptional results for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 13 directors, 11 of whom are external and independent. Mr. Green and CEO Pierre Nanterme are the board’s only internal directors.

Mr. Pélisson began his career with Accor in the United States and then served as Senior Vice President for Accor’s Asia-Pacific region. In 1995, Mr. Pélisson was appointed Chief Executive Officer of Disneyland Paris Resort and later added the title of Chairman. He also served as Chairman and Chief Executive Officer at Bouygues Telecom. Mr. Pélisson rejoined Accor as CEO in 2006 and later was also appointed Chairman. He served at Accor until January 2011.

Mr. Pélisson serves on the board of directors of BIC SA, TF1 Group, Groupe Lucien Barrière and NH Hoteles.

Mr. Pélisson studied at ESSEC (École Supérieure des Sciences Économiques et Commerciales) in Paris and holds an M.B.A. from the Harvard Business School.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 246,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$25.5 billion for the fiscal year ended Aug. 31, 2011. Its home page is www.accenture.com.

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Contact:

Alex Pachetti

Accenture

+1 (917) 452-5519

alex.pachetti@accenture.com